Filed pursuant to Rule 433
Registration No. 333-139863
February 19, 2009
PRICING TERM SHEET
Snap-on Incorporated
5.850% Notes due 2014

Issuer:	Snap-on Incorporated

Title:	5.850% Notes due 2014

Principal Amount:	$100,000,000

Coupon:	5.850%

Maturity Date:	March 1, 2014

Treasury Benchmark:	1.750% due 01/31/2014

US Treasury Yield:	1.870%

Spread to Treasury:	Plus 400 basis points

Yield to Maturity:	5.870%

Price to Public:	99.912%

Interest Payment Dates:	Semi-annually on March 1 and September 1,
commencing on September 1, 2009

Record Dates:	February 15 and August 15

Optional Redemption:	Make-whole call at any time at Treasury plus
50 basis points

Change of Control Put:	101% of principal amount plus accrued interest

Settlement Date:	T+3; February 24, 2009

Expected Ratings:	Moody’s: A3
S&P: A-

CUSIP:	833034 AF8

Active Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Passive Book-Running Managers:	Mizuho Securities USA Inc.
UBS Securities LLC

Co-Managers:	Barclays Capital Inc.
BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
RBC Capital Markets Corporation
Robert W. Baird & Co. Incorporated
SG Americas Securities, LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

6.700% Notes due 2019

Issuer:	Snap-on Incorporated

Title:	6.700% Notes due 2019

Principal Amount:	$200,000,000

Coupon:	6.700%

Maturity Date:	March 1, 2019

Treasury Benchmark:	2.750% due 02/15/2019

US Treasury Yield:	2.848%

Spread to Treasury:	Plus 387.5 basis points

Yield to Maturity:	6.723%

Price to Public:	99.832%

Interest Payment Dates:	Semi-annually on March 1 and September 1,
commencing on September 1, 2009

Record Dates:	February 15 and August 15

Optional Redemption:	Make-whole call at any time at Treasury plus
50 basis points

Change of Control Put:	101% of principal amount plus accrued interest

Settlement Date:	T+3; February 24, 2009

Expected Ratings:	Moody’s: A3
S&P: A-

CUSIP:	833034 AG6

Active Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Passive Book-Running Managers:	Mizuho Securities USA Inc.
UBS Securities LLC

Co-Managers:	Barclays Capital Inc.
BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
RBC Capital Markets Corporation
Robert W. Baird & Co. Incorporated
SG Americas Securities, LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
     The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 1-212-834-4533, Mizuho Securities USA Inc. toll-free at 1-800-221-8866 (ext. 3143) or UBS Securities LLC toll-free at 877-827-6444 (ext. 561-3884).